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                                                                      EXHIBIT 12

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
                                             H.J. HEINZ COMPANY AND SUBSIDIARIES

                                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                         Fiscal Years Ended
                                           ---------------------------------------------------------------------------------
                                            April 29,    April 30,       May 1,         May 3,        April 27,    April 28,
                                              1998          1997          1996           1995           1994         1993+
                                           ----------    ---------     ----------     ----------     ----------    ---------
                                                                     (In thousands, except ratios)
Fixed Charges:
   Interest Expense* ..................    $  260,401     $277,818     $  279,368     $  212,123     $  150,598     $147,113
   Capitalized Interest ...............         1,542        2,688          1,007            414            770        9,369
   Interest Component of
     Rental Expense ...................        30,828       27,382         26,728         24,200         26,638       26,433
                                           ----------     --------     ----------     ----------     ----------     --------
     Total Fixed Charges ..............    $  292,771     $307,888     $  307,103     $  236,737     $  178,006     $182,915
                                           ----------     --------     ----------     ----------     ----------     --------

Earnings:
   Income Before Income
     Taxes and Cumulative
     Effect of Accounting
     Change ...........................    $1,254,981     $479,064     $1,023,661     $  938,007     $  922,386     $715,781
   Add: Interest Expense* .............       260,401      277,818        279,368        212,123        150,598      147,113
   Add: Interest Component
     of Rental Expense ................        30,828       27,382         26,728         24,200         26,638       26,433
   Add: Amortization of
     Capitalized Interest .............         3,525        3,454          3,399          3,465          3,327        2,944
                                           ----------     --------     ----------     ----------     ----------     --------
   Earnings as Adjusted ...............    $1,549,735     $787,718     $1,333,156     $1,177,795     $1,102,949     $892,271
                                           ----------     --------     ----------     ----------     ----------     --------
   Ratio of Earnings to Fixed
     Charges ..........................          5.29         2.56           4.34           4.98           6.20         4.88
                                           ==========     ========     ==========     ==========     ==========     ========

__________
* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.
+ During the fiscal year ended April 28, 1993, the Company adopted the provisions of Statement of Financial Accounting
  Standards No. 106, "Employees' Accounting for Postretirement Benefits Other Than Pensions."

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